Exhibit 99.2

magicJack Expects to Post over $39 Million in GAAP Revenue and
Over $0.70 per Share in Operating Income in Q4
2012 with GAAP Q4 and Whole Year 2012 Income to be Well Above Previous Estimates

Company expects to exit 2012 with lower share count of 18.8 million shares and $40 million in cash and investments

West Palm Beach, FL, and Netanya, Israel  December 28, 2012 - magicJack VocalTec, Ltd. (Nasdaq: CALL) (the “Company”), the Voice Experts and cloud communications leader that invented voice over IP (VoIP) and sold over ten million magicJacks®, announces higher estimates for Q4 and full year 2012. For Q4, the Company expects to have over $0.70 per share of operating income. These estimates increased based on lower telecom expenses, higher receipts and a reduction in legal, advertising, media and other expenses. The Company had 19.3 million shares outstanding at end of Q3 2012, and cash and investments of $34.3 million. The Company has reduced share count by approximately 500,000 shares and increased cash and investments by $6 million since last quarter (Q3 2012). The Company expects to end this year with approximately 18.8 million shares outstanding and approximately $40 million in cash and investments, and continues to drastically reduce its telecom costs while increasing access charge collections.

Although the Company typically focuses on GAAP numbers, it wants its investors to clearly understand that the deferred revenue liabilities reported in Q3 2012 of $127.3 million will end up having a fraction of that amount of real cash outlay. In other words, under GAAP, deferred revenue liabilities are not cash liabilities. The Company’s liquidity and cash generation has been so large because deferred revenue liabilities required only a small cash outlay, and we expect the same pro rata outlays and possibly better in the future. In the past, the Company has not broken out many non-GAAP details, but intends to include more non-GAAP details in future earnings releases. The Company will continue to inform investors of any developments that may be deemed important during its buyback program. Operating income does not include one-time charges including charitable donations and other income.

magicJack CEO Dan Borislow stated, "Our results for 2012 will exceed expectations. We leave the year with little litigation and having added important new assets. Our future goals have been established with precise plans for achieving them for 2013. I want to thank our employees for a job well done and a special shout out to Greg Wood, Peter Russo, Kirill, Dr. Y.W. Sing, Jonathan, Bin, Mary, Greg, Shelby and the Boys.”

 The company will host a conference call today for investors at 10:00 a.m. ET. Conference call details are as follows:

U.S. Toll Free:	1.877.810.3370

International:	+1.708.290.1372

Conference ID:	85149375

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, new product introductions and customer acceptance, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the continuing integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of  our Annual Report on Form 10-K  and other filings  with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of over ten million of the easy-to-use, award-winning magicJack since the device’s launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

Contact:

Kari Hernandez, INK for magicJack

magicjack@ink-pr.com